Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement of LaPorte Bancorp on Form S-1 to be filed on July 27, 2007 of our reports dated August 10, 2006 on our audits of the consolidated financial statements of City Savings Financial Corporation. We also consent to the references to our firm under the caption “Experts.”

Indianapolis, Indiana

July 26, 2007